Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Lucid Diagnostics Inc. (the “Company”) on Form S-1 [File No. 333-265662], Form S-3 [Files No. 333-280650, 333-272132, and 333-268560], Form S-8 [Files No. 333-284639, 333-284638, 333-276908, 333-276906, 333-269702, 333-269699, 333-263566, and 333-261807] of our report dated March 24, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Lucid Diagnostics Inc. and Subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Lucid Diagnostics Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

 New York, NY

 March 24, 2025